Exhibit 11
                             THERMOTREX CORPORATION

                        Computation of Earnings per Share


                            Three Months Ended           Six Months Ended
                         ------------------------    ------------------------
                           March 29,    March 30,      March 29,    March 30,
                                1997         1996           1997         1996
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   Computation of
     Primary Earnings
     per Share:

   Net Income (a)        $   188,000  $ 2,103,000    $ 2,951,000  $16,275,000
                         -----------  -----------    -----------  -----------

   Shares:
     Weighted average
       shares outstanding 19,202,682   19,056,506     19,191,812   19,045,402

     Add: Shares issuable
          from assumed
          exercise of
          options (as
          determined by
          the application
          of the treasury
          stock method)            -      626,143              -      617,615
                         -----------  -----------    -----------  -----------

     Weighted average
       shares outstanding,
       as adjusted (b)    19,202,682   19,682,649     19,191,812   19,663,017
                         -----------  -----------    -----------  -----------

   Primary Earnings per
     Share (a) / (b)     $       .01  $       .11    $       .15  $       .83
                         ===========  ===========    ===========  ===========